                              SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of the
                          Securities Exchange Act of 1934
                               (Amendment No.      )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
               Rule 14a-6(e) (2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c)
               or Section 240.14a-12

                              Karrington Health, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person (s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
                                                           ---------------------
     (5)  Total fee paid:
                          ------------------------------------------------------


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
                                 -----------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:
                                                       -------------------------
     (3)  Filing Party:
                       ---------------------------------------------------------
     (4)  Date Filed:
                     -----------------------------------------------------------

                                 [KARRINGTON LOGO]


                              KARRINGTON HEALTH, INC.
                               919 Old Henderson Road
                               Columbus, Ohio  43220


                                   April 10, 1998



Dear Fellow Shareholders:

The Annual Meeting of the Shareholders (the "Annual Meeting") of Karrington Health, Inc., an Ohio corporation (the "Company"), will be held at 11:00 a.m., local time, on Tuesday, May 12, 1998, at the Wyndham Dublin Hotel, 600 Metro Place North, Dublin, Ohio. The enclosed Notice of Annual Meeting of Shareholders and Proxy Statement contain detailed information about the business to be transacted at the Annual Meeting.

The Board of Directors has nominated four directors, each for a term to expire at the Annual Meeting in the year 2001. The Board of Directors recommends that you vote FOR the nominees.

On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, the prompt return of your proxy in the enclosed return envelope will save the Company additional expenses of solicitation and will help ensure that as many shares as possible are represented.

                                         Sincerely,

                                         /s/ Richard R. Slager
                                         Richard R. Slager
                                         CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                              KARRINGTON HEALTH, INC.

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held Tuesday, May 12, 1998

     NOTICE IS HEREBY GIVEN that the Second Annual Meeting of Shareholders (the "Annual Meeting") of Karrington Health, Inc., an Ohio corporation (the "Company"), will be held at Wyndham Dublin Hotel, 600 Metro Place North, Dublin, Ohio, on Tuesday, May 12, 1998, at 11:00 a.m., local time, for the following purposes:

     1. To elect four directors, each for a term to expire at the Annual Meeting of Shareholders in the year 2001; and

     2. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on April 8, 1998, as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.

     You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you may insure your representation by completing, signing, dating and promptly returning the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

     If your shares are held of record by a broker, bank or other nominee and you wish to attend the Annual Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

                                   By Order of the Board of Directors,

                                   /s/ Charles H. McCreary
                                   Charles H. McCreary,
                                   SECRETARY
Karrington Health, Inc.
919 Old Henderson Road
Columbus, Ohio  43220
April 10, 1998

                              KARRINGTON HEALTH, INC.
                               919 OLD HENDERSON ROAD
                                COLUMBUS, OHIO 43220

                                -------------------

                                  PROXY STATEMENT

                                -------------------

     This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors and management of Karrington Health, Inc., an Ohio corporation (the "Company"), of proxies for use at the 1998 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the Wyndham Dublin Hotel, 600 Metro Place North, Dublin, Ohio, on Tuesday, May 12, 1998, at 11:00 a.m., local time, and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

     This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about April 10, 1998.

                                      GENERAL

     Only holders of record of the Company's common shares (the "Common Shares"), on April 8, 1998 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof. As of the Record Date, there were 6,837,363 Common Shares outstanding. Each Common Share entitles the holder thereof to one vote. A quorum for the Annual Meeting is a majority of the voting shares outstanding. There is no cumulative voting. Other than the Common Shares, there are no other voting securities of the Company outstanding.

     If the accompanying proxy card is properly signed and returned to the Company prior to the Annual Meeting and not revoked, it will be voted in accordance with the instructions contained therein. If no instructions are given, the persons designated as proxies in the accompanying proxy card will vote FOR the election as directors of those persons named below.

     The Board of Directors is not currently aware of any matters other than those referred to herein which will come before the Annual Meeting. If any other matter should be presented at the Annual Meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.

     You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in itself, constitute revocation of the proxy.

     The expense of preparing, printing and mailing proxy materials to the Company's shareholders will be borne by the Company. In addition, proxies may be solicited personally or by telephone, mail or telegram. Officers or employees of the Company may assist with personal or telephone solicitation and will receive no additional compensation therefor. The Company will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of the Common Shares.

                     BENEFICIAL OWNERSHIP OF COMPANY SECURITIES

     The following table sets forth certain information with respect to each person known by the Company to own beneficially more than five percent of any class of the Company's voting securities. The Company believes that each individual or entity named has sole investment and voting power with respect to the Common Shares indicated as beneficially owned by such individual or entity, except as otherwise noted.

   Name and Address of                       Amount and Nature of    Percent of
    Beneficial Owner                         Beneficial Ownership      Class
    ---------- -----                         ---------- ---------      -----
JMAC, Inc.                                      2,250,000             32.9%
   150 E. Wilson Bridge Road, Suite 230
   Worthington, Ohio 43085
John H. McConnell                               2,263,800 (1)(2)      33.1%
   150 E. Wilson Bridge Road, Suite 230
   Worthington, Ohio 43085
Richard R. Slager                                 717,770 (3)         10.5%
   Karrington Health, Inc.
   919 Old Henderson Road
   Columbus, Ohio 43220
Alan B. Satterwhite                               687,750 (4)         10.1%
   Famous Photography, Inc.
   4663 Kenny Road
   Columbus, Ohio 43220
Ohio PERS                                         600,000 (4)          8.8%
   277 East Town Street
   Columbus, Ohio 43215

_____________________


(1) Includes currently exercisable options to purchase 8,000 Common Shares and 800 Common Shares held of record by Mr. McConnell's wife with respect to which he disclaims beneficial ownership.

(2) Includes all of the Common Shares held of record by JMAC, Inc. ("JMAC"). Mr. McConnell is the Chairman of the Board of JMAC, and the directors of JMAC have given him sole voting and investment power in the Common Shares of the Company held by it.

(3) Includes 200,000 Common Shares held of record by Mr. Slager's wife with respect to which he disclaims beneficial ownership.

(4)  Based upon filings with the Securities and Exchange Commission.

     The following table sets forth the number and percentage of outstanding Common Shares beneficially owned as of the Record Date by (i) each director of the Company; (ii) each executive officer of the Company included in the Summary Compensation Table; and (iii) all directors and executive officers of the Company as a group. The Company believes that each individual or entity named has sole investment and voting power with respect to the Common Shares indicated as beneficially owned by such individual or entity, except as otherwise noted.

   Name of                         Amount and Nature of               Percent of
Beneficial Owner                   Beneficial Ownership                Class (1)
---------- -----                   ---------- ---------                ----- ---
Richard R. Slager                       717,770 (2)                     10.5%
Alan B. Satterwhite                     687,750 (3)                     10.1%
Pete A. Klisares                         30,675 (4)                        *
Robin V. Holderman                            0                            *
John K. Knutson                               0                            *
Stephen Lewis                               300                            *
Anthony E. DiBlasi                          550                            *
Charles H. McCreary                      10,970 (5)(6)                     *
Michael H. Thomas                        14,000 (5)                        *
John S. Christie                         10,700 (5)(7)                     *
Bernadine P. Healy                        9,300 (5)                        *
David H. Hoag                            10,000 (5)                        *
John H. McConnell                     2,263,800 (8)                     33.1%
James V. Pickett                         11,000 (5)(9)                     *
Harold A. Poling                         18,000 (5)                        *
Robert D. Walter                         28,000 (5)                        *
All directors and executive
  officers as a group (16 persons)    3,125,515 (2)(6)(7)(8)(9)(10)     45.1%

_____________________

     Less than 1%.


(1) The percent of class is based upon the sum of (i) 6,837,363 Common Shares outstanding on the Record Date and (ii) the number of Common Shares as to which the named person has the right to acquire beneficial ownership upon the exercise of options under the Karrington Health, Inc. 1996 Incentive Stock Plan (the "Plan") which are exercisable within 60 days of the Record Date.

(2)  See Note 3 to preceding table.

(3)  See Note 4 to preceding table.

(4)  Includes currently exercisable options to purchase 25,000 Common Shares.

(5)  Includes currently exercisable options to purchase 8,000 Common Shares.

(6) Includes 1,700 Shares as to which Mr. McCreary has shared voting and investment power with his wife and 970 Shares held by Mr. McCreary as custodian for his minor children.

(7) Includes 500 shares to which Mr. Christie has shared voting and investment power.

(8)  See Notes 1 and 2 to preceding table.

(9) Includes 3,000 shares as to which Mr. Pickett has shared voting and investment power.

(10) Includes currently exercisable options to purchase 97,000 Common Shares and excludes the beneficial Common Shares of Mr. Satterwhite and Mr. DiBlasi, both of whom have resigned as of the Record Date.

                                   PROPOSAL NO. 1

                               ELECTION OF DIRECTORS

     Pursuant to the Code of Regulations of the Company, the authorized number of directors is eleven, divided into one class consisting of three directors and two classes consisting of four directors each. At the Annual Meeting, four directors will be elected, each for a term expiring at the Annual Meeting in the year 2001 and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named in the accompanying proxy card will vote for the substitute nominee designated by the Board of Directors.

     The following information, as of the Record Date, with respect to the principal occupation or employment, other affiliations and business experience of each director during the last five years has been furnished to the Company by each director. References to "the Company" include the Company's predecessors, DevelopMed Associates, Inc. and Karrington Operating Company. Except where indicated, each director has had the same principal occupation for the last five years.

         NAME                AGE            PRINCIPAL OCCUPATION
         ----                ---            --------- ----------
 NOMINEES STANDING FOR
ELECTION TO THE BOARD OF
      DIRECTORS
 John S. Christie             48      Director of the Company since May 1996.
                                      Since October 1, 1995, Mr. Christie has
                                      been the President of JMAC. Prior to
                                      1995, Mr. Christie was Senior Vice
                                      President, Corporate Development, of The
                                      Battelle Memorial Institute, the world's
                                      largest private research organization,
                                      based in Columbus, Ohio.  Mr. Christie
                                      serves on the Board of Directors of
                                      Neoprobe Corporation.

 David H. Hoag                58      Director of the Company since July 1996.
                                      Mr. Hoag has served as the Chairman of
                                      the Board, President and Chief Executive
                                      Officer of The LTV Corporation since
                                      June 1991.  The LTV Corporation
                                      completed a reorganization under Chapter
                                      11 of the U.S. Bankruptcy Code in June
                                      1993.  Mr. Hoag serves on the Board of
                                      Directors of The Chubb Corporation and
                                      Lubrizol Corporation.

 Charles H. McCreary          45      Secretary of the Company since May 1996;
                                      Director of the Company since July 1996.
                                      Mr. McCreary is a partner in the law
                                      firm of Bricker & Eckler, which firm has
                                      represented the Company since its
                                      formation.

 James V. Pickett             56      Director of the Company since July 1996.
                                      Mr. Pickett has served as Chairman of
                                      Pickett Realty Advisors, a Dublin, Ohio-
                                      based asset manager for a hotel
                                      portfolio, since 1965, and, in addition,
                                      has served as the Vice Chairman since
                                      1997 and the Managing Director from 1993
                                      to 1997 of Banc One Capital Corporation,
                                      a real estate investment group. Mr.
                                      Pickett serves on the Board of Directors
                                      of Wendy's International, Inc. and
                                      Metatec Corporation.


                                          4

   TERMS EXPIRING IN 1999

 John H. McConnell            74      Director of the Company since July 1996.
                                      Mr. McConnell is the founder and
                                      Chairman Emeritus of Worthington
                                      Industries, Inc.  Mr. McConnell is
                                      Chairman of the Board of U.S. Health,
                                      Inc., a regional not-for-profit acute
                                      care provider based in Columbus, Ohio.

 Harold A. Poling             72      Director of the Company since July 1996.
                                      Mr. Poling is the retired Chairman of
                                      the Board of Ford Motor Company and also
                                      serves on the Board of Directors of
                                      Shell Oil Company, The LTV Corporation
                                      and Kellogg Company.

 Richard R. Slager            44      Co-founder of the Company; Chairman of
                                      the Board of the Company since April
                                      1996 and Chief Executive Officer since
                                      the Company's formation in 1990.

 Robert D. Walter             52      Director of the Company since July 1996.
                                      Mr. Walter is the Chairman and Chief
                                      Executive Officer of Cardinal Health,
                                      Inc., a Dublin, Ohio based health care
                                      service provider.  Mr. Walter serves on
                                      the Board of Directors of Banc One
                                      Corporation and CBS Corporation.

  TERMS EXPIRING IN 2000

 Bernadine P. Healy           53      Director of the Company since July 1996.
                                      Dr. Healy has served as Dean of Medicine
                                      and as a Professor of Internal Medicine
                                      at The Ohio State University since
                                      October 1995.  Prior thereto she was
                                      Senior Policy Advisor of The Page
                                      Center, The Cleveland Clinic Foundation.
                                      From 1991 to 1993, Dr. Healy was the
                                      Director of the National Institutes of
                                      Health.  Dr. Healy serves on the Board
                                      of Directors of National City Corp.,
                                      Invacare, Medronics and Somatogen.

 Pete A. Klisares             62      President and Chief Operating Officer of
                                      the Company since August 1997.  Prior to
                                      joining the Company, Mr. Klisares served
                                      as Executive Vice President of
                                      Worthington Industries, Inc. from August
                                      1993 to July 1997 and as an assistant to
                                      the Chairman from December 1991 to July
                                      1993.  Mr. Klisares also serves on the
                                      Board of Directors of Worthington
                                      Industries, Inc., Dominion Homes, Inc.
                                      and Huntington National Bank, N.A.

 Michael H. Thomas            48      Director of the Company since May 1996.
                                      Mr. Thomas is a certified public
                                      accountant and has been employed by JMAC
                                      as its Executive Vice President and
                                      Treasurer since 1980.

RECOMMENDATION AND VOTE

     Under Ohio law and the Company's Code of Regulations, the four nominees for election to the Board of Directors receiving the greatest number of votes will be elected.

     Common Shares represented by the accompanying proxy card will be voted FOR the election of the above nominees unless authority to vote for one or more nominees is withheld. Shareholders may withhold authority to vote for the entire slate as nominated or, by writing the name of one or more nominees in the space provided in the proxy card, withhold the authority to vote for such nominee or nominees. Common Shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors, or toward the election of the individual nominees specified on the form of proxy.

     Broker/dealers who hold their customers' shares in street name may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which, under such rules, typically include the election of directors, but broker/dealers may not vote such shares on other matters, which typically include amendments to the articles of incorporation of the Company and the approval of stock compensation plans, without specific instructions from the customer who owns such shares. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes. Shares as to which the authority to vote is withheld and broker non-votes are not counted toward the election of directors or toward the election of the individual nominees specified on the proxy card.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ITS NOMINEES FOR DIRECTORS, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

COMMITTEES AND MEETINGS OF THE BOARD

     The Board of Directors held four regularly scheduled or special meetings during 1997. The Board of Directors has a standing Audit Committee and Compensation Committee. During 1997, each member of the Board, except Mr. Walter, Mr. Hoag and Ms. Healy, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the committees on which he or she served. Each member of the Board attended 75% or more of the regularly scheduled or special meetings of the Board of Directors.

     AUDIT COMMITTEE.   The Audit Committee (1) reviews the accounting and
financial reporting practices of the Company and the adequacy of its system of internal controls, (2) reviews the scope and results of any outside audit of the Company and the fees therefor and (3) makes recommendations to the Board of Directors or management concerning auditing and accounting matters and the selection of outside auditors. The Audit Committee met twice during 1997. The members of the Audit Committee are James V. Pickett, Harold A. Poling, Michael
H. Thomas and Robert D. Walter.

     COMPENSATION COMMITTEE.   The Compensation Committee reviews, considers and
acts upon matters of salary and other compensation and benefits of all executive officers of the Company and acts upon all matters concerning executive compensation and exercises such authority as is delegated to it under the provisions of the Plan. The Compensation Committee met once during 1997. The members of the Compensation Committee are Bernadine P. Healy, John S. Christie, John H. McConnell and David H. Hoag.

     In addition to the two committees set forth above, the Board of Directors has an Executive Committee and a Finance Committee.

COMPENSATION OF DIRECTORS

     Directors who are officers or employees of the Company receive no additional compensation for their services as members of the Board of Directors or as members of Board committees. Directors who are not officers or employees of the Company are paid a quarterly fee of $3,000, as well as additional fees of $1,000 for each meeting of the Board or of a Board committee attended by such Director. The Company's Directors are reimbursed for their out-of-pocket expenses incurred in connection with their service as directors, including travel expenses. In addition, pursuant to the Plan, each Director who is not an employee of the Company receives a grant of an option to purchase 6,000 Common Shares upon his or her election as a director and an annual option thereafter to purchase 2,000 Common Shares.

                                 EXECUTIVE OFFICERS

     The following table sets forth certain information as of the Record Date regarding each of the Company's executive officers:

NAME                            AGE  POSITION
----                            ---  --------
Richard R. Slager . . . . . .   44   Chairman of the Board and Chief Executive
                                        Officer
Pete A. Klisares. . . . . . .   62   Director, President and Chief Operating
                                        Officer
Thomas J. Klimback. . . . . .   49   Executive Vice President, Chief Financial
                                        Officer
Robin V. Holderman  . . . . .   46   Executive Vice President, Corporate
                                        Development
John K. Knutson . . . . . . .   55   Executive Vice President, Operations
Stephen Lewis . . . . . . . .   52   Senior Vice President, Development,
                                        General Counsel and Assistant Secretary
Mark N. Mace  . . . . . . . .   42   Senior Vice President, Finance and
                                        Treasurer
Charles H. McCreary . . . . .   45   Director and Secretary

     For additional information regarding Messrs. Slager, Klisares and McCreary, see "Election of Directors."

     Thomas J. Klimback has served as Executive Vice President, Chief Financial Officer of the Company since October 1997. Prior to joining the Company, Mr. Klimback served as Senior Vice President, Chief Financial Officer, Secretary and Principal of Q Clubs, Inc., a national health club chain, from July 1995 to May 1997. From June 1992 to June 1995, Mr. Klimback served as Chief Financial Officer, Vice President-Finance, Secretary, Treasurer and Principal of PetStuff, Inc., a national retail pet chain.

     Robin V. Holderman has served as Executive Vice President, Corporate Development of the Company since October 1996. Prior to joining the Company, Mr. Holderman was President of Ruscilli Development Co., Ltd., a real estate development company, from May 1995 to November 1996. He served as Manager of Industrial Development of Duke Realty Investments, Inc., a real estate development company, from April 1994 to May 1995, and prior thereto was President of ConQuest Corporation, a commercial and industrial real estate development company located in Columbus, Ohio, which was founded more than nine years ago. Mr. Holderman serves on the Board of Directors of Cooker Restaurant Corporation.

     John K. Knutson has served as Executive Vice President, Operations of the Company since November 1997 and Senior Vice President of Operations from February 1996 to November 1997. Prior to joining the Company, Mr. Knutson was Vice President of Operations for LeisureCare, Inc., a senior housing company based in Bellevue, Washington.

     Stephen Lewis has served as Senior Vice President, Development and General Counsel of the Company since November 1993. Prior to joining the Company, Mr. Lewis was general counsel of VOCA Corporation, a multi-state operator of residential centers for persons with mental retardation and other developmental disabilities.

     Mark N. Mace has served as Senior Vice President, Finance and Treasurer of the Company since March 1996. Prior to joining the Company, Mr. Mace was a Senior Manager with Deloitte & Touche LLP, a national accounting firm.

                               EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the years ended December 31, 1997, 1996 and 1995, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer, the four most highly compensated executive officers of the Company whose compensation exceeded $100,000 and one individual for whom disclosure would have been provided but for the fact that such individual was not serving as an executive officer for the Company at the end of 1997 (the "Named Executive Officers").


                                                     SUMMARY COMPENSATION TABLE

                                                                 ANNUAL                 LONG-TERM
                                                              COMPENSATION             COMPENSATION
                                                        -------------------------     --------------
                                                                                        SECURITIES          ALL OTHER
                                                                                        UNDERLYING         COMPENSATION
 NAME AND PRINCIPAL POSITION              FISCAL          SALARY         BONUS (1)        OPTIONS               (2)
                                           YEAR            ($)              ($)             (#)                 ($)
 ---------------------------              ------        -------------------------     --------------      --------------
 Richard R. Slager . . . . . .             1997           220,000          45,147          40,000             6,526
   Chairman of the Board                   1996           191,154          46,954          20,000             5,417
   and Chief Executive Officer             1995           146,923          56,044               0             2,665

 Robin V. Holderman (3). . . .             1997           140,000           4,217          20,000             8,990
   Executive Vice President,               1996            18,846          14,272               0                 0
   Corporate Development

 John K. Knutson (4) . . . . .             1997           129,960          21,480           5,000            13,137
   Executive Vice President,               1996           101,424          15,000           7,500            33,323
   Operations

 Stephen Lewis . . . . . . . .             1997            97,169           2,927               0                 0
   Senior Vice President,                  1996            90,380          24,674           7,500                 0
   Development, General                    1995            62,019          10,697               0                 0
   Counsel and Assistant
   Secretary

 Anthony E. DiBlasi (5). . . .             1997            97,169           2,927               0                 0
   Senior Vice President,                  1996            68,701          18,083           7,500                 0
   Construction

 Alan B. Satterwhite . . . . .             1997           146,250          30,747               0            97,500 (6)
   Chief Financial Officer and             1996           166,154          46,954          20,000             2,853
   Chief Operating Officer                 1995           123,846          56,044               0             1,435

-----------------------

(1) The Named Executive Officers participate in the Company's profit sharing plan together with substantially all the employees of the Company. For residence employees, profit sharing is based on the operating profit of the residence. For other employees, profit sharing is based on the profitability of the Company. Cash payments are made quarterly.

(2) All Other Compensation" for the Named Executive Officers consists of life insurance premiums paid by the Company on behalf of Mr. Slager and Mr. Satterwhite in 1996 and 1995, automobile allowances or automobile lease payments paid by the Company on behalf of Mr. Slager and Mr. Holderman in 1997 and moving and relocation expenses for Mr. Knutson.

(3) In October 1996, Mr. Holderman was hired as the Company's Executive Vice President, Corporate Development for an annual salary of $140,000.

(4) In February 1996, Mr. Knutson was hired as the Company's Senior Vice President of Operations for an annual base salary of $120,000.

(5) In April 1996, Mr. DiBlasi was hired as the Company's Senior Vice President, Construction for an annual salary of $95,000. In January 1998, the Company accepted Mr. DiBlasi's resignation.

(6) Severance pay paid subsequent to the Company's acceptance of Mr. Satterwhite's resignation in September 1997.


GRANTS OF OPTIONS

     The following table sets forth information concerning individual grants of options made during 1997 to each of the Named Executive Officers. The Company has never granted stock appreciation rights.


                            Option Grants in the Last Fiscal Year
                                     Individual Grants (1)
                     ------------------------------------------------------        Potential Realizable
                                       % of                                          Value at Assumed
                     Number of        Total                                        Annual Rates of Stock
                     Securities      Options                                        Price Appreciation
                     Underlying     Granted to      Exercise                        for Option Term (2)
                      Options      Employees in       Price      Expiration         -------------------
     Name            Granted (#)   Fiscal Year      ($/Share)       Date            5%($)        10%($)
     ----            -----------   -----------      ---------       ----            -----        ------
Richard R. Slager       40,000          20.3%          12.88     11/11/2007        324,000       820,800
Robin V. Holderman      20,000          10.1%          11.00     03/11/2007        138,400       350,600
John K. Knutson          5,000           2.5%          12.88     11/11/2007         40,500       102,600
Stephen Lewis              -              -              -             -               -             -
Anthony E. DiBlasi         -              -              -             -               -             -
Alan B. Satterwhite        -              -              -             -               -             -

-------------

(1) All options are non-qualified options granted under the Company's 1996 Incentive Stock Plan. All above options become exercisable in four equal annual portions commencing on the second anniversary of the date of grant.

(2) The amounts reflected in this table represent certain assumed rates of appreciation only. Actual realized values, if any, on option exercises will be dependent on the actual appreciation of the Common Shares of the Company over the term of the options. There can be no assurances that the Potential Realizable Values reflected in this table will be achieved.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to unexercised options and the value of unexercised in-the-money options as of December 31, 1997, held by each of the Named Executive Officers. No options were exercised during 1997.

                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND FISCAL YEAR-END OPTION VALUES

                             Number of                      Value of
                             Securities                    Unexercised
                             Underlying                   In-the-Money
                         Unexercised Options               Options at
                        at Fiscal Year-End (#)         Fiscal Year End ($)
                     ---------------------------   ---------------------------
     Name            Exercisable   Unexercisable   Exercisable   Unexercisable
-----------------    -----------   -------------   -----------   -------------
Richard R. Slager         -            60,000           -              -
Robin V. Holderman        -            20,000           -            7,500
John K. Knutson           -            12,500           -              -
Stephan Lewis             -             7,500           -              -
Anthony E. DiBlasi        -             7,500           -              -
Alan B. Satterwhite       -                 -           -              -


CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In September 1997, the Company entered into a $7.5 million promissory note with JMAC, Inc., an investment company owned by John H. McConnell and John P. McConnell, the Founder and Chairman, respectively, of Worthington Industries, Inc., pursuant to which JMAC agreed to provide up to $7.5 million in loans to the Company during a commitment period expiring in January 2000. Interest is payable monthly and accrues at a bank's prime rate. Interest cost incurred in 1997 was $190,000 with respect to this agreement. The amount outstanding at December 31, 1997 and as of the Record Date was $7.5 million.

     On April 1, 1998, the Company entered into a $4.0 million promissory note with JMAC pursuant to which JMAC agreed to provide up to $4.0 million in loans to the Company during a commitment period expiring on the earlier of (i) June 30, 1998 or (ii) the closing of a specific sale/leaseback transaction. Interest is payable monthly and accrues at a bank's prime rate. The amount outstanding as of the Record Date was $3.0 million.

     Charles H. McCreary, the Company's Secretary and a Director, is a partner in the law firm of Bricker & Eckler, which provides legal services to the Company in connection with a variety of business and organizational matters.

PERFORMANCE GRAPH

     The following line graph compares the Company's cumulative total shareholder return against the cumulative return of the NASDAQ Stock Market-U.S. Index and a peer group constructed by the Company for the period from July 19, 1996, the first day of trading for the Company's Common Shares, to December 31, 1997. The comparison assumes $100 was invested on July 19, 1996 in the Company's Common Shares and in each of the foregoing indices and assumes reinvestment of dividends.

                       COMPARISON OF CUMULATIVE TOTAL RETURN
                         JULY 19, 1996 TO DECEMBER 31, 1997

          [GRAPH: Performance graph plotting cumulative shareholder return for Karrington Health, Inc., a peer group and the NASDAQ Stock Market - U.S. Index for the period from July 19, 1996, the first day of trading for the Company's Common Shares, to December 31, 1997.]

--------------------------------------------------------------------------------
               7/19/96    9/96      12/96      3/97     6/97      9/97    12/97
--------------------------------------------------------------------------------
Karrington      $100      $100       $96       $92      $108       $88     $87
Peer Group       100       106        95       116       145       166     181
NASDAQ-U.S.      100       112       117       113       134       156     146

____________________
     The peer group consists of six companies involved in the assisted living industry that were public on July 19, 1996. These companies are Assisted Living Concepts, Inc., ARV Assisted Living, Inc., Emeritus Corporation, Just Like Home, Inc., Regent Assisted Living, Inc., and Sunrise Assisted Living, Inc. The Standish Care Company was removed from the peer group on October 21, 1996 as a result of its merger with CareMatrix Corporation. Sterling House Corporation was removed from the peer group in the third quarter of 1997 as a result of its merger with Alternative Living Services, Inc.

REPORT OF THE COMPENSATION COMMITTEE

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THIS REPORT AND THE GRAPH SET FORTH ABOVE UNDER "EXECUTIVE COMPENSATION - PERFORMANCE GRAPH" SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

     The Compensation Committee of the Board of Directors of the Company (the "Committee") is comprised of four outside directors, none of whom is or was formerly an officer of the Company. During 1997, none of the Company's executive officers served on the board of any entity of which a Committee member was an executive officer or on the compensation committee of any entity of which any director of the Company was an executive officer.


     COMPENSATION PHILOSOPHY

     Prior to the Company's initial public offering, which was consummated on July 24, 1996, the Company had no Compensation Committee and decisions concerning compensation of executive officers of the Company were made by the Company's Chief Executive Officer. With respect to 1996, the executive compensation packages of the Company's executive officers were subject to arrangements and understandings made prior to or at the time of the Company's initial public offering. In general, the Company's compensation program for executive officers consisted of three main elements: a base salary, a profit sharing plan and periodic grants of stock options.

     Following the initial public offering, the Committee was formed and was given the oversight responsibility for the Company's executive compensation program for periods following January 1, 1997. The Committee believes that it is important to pay competitive salaries but also to make a high proportion of the executive officers' total compensation at risk in order to cause the executive officers to focus on both the short and long-term interests of the Company's shareholders.

     In determining Executive Compensation, including the Company's Chief Executive Officer, the Committee annually considers qualitative and quantitative indicators of Company and individual performance in setting the level and composition of compensation, including the experience and contribution level of the individual executive and many Company performance measures such as growth in revenues, open residences, operating results and market capitalization. The Committee also considers market compensation levels, trends and the compensation of executives currently employed in similar positions in the assisted living industry. The competitive evaluation of base salary must consider the composition of all forms of compensation, including the weight between base salary and long-term incentive compensation. The Committee does not apply a specific quantitative formula in making compensation decisions.

     The Committee recognizes the Company is young, and as a result, compensation decisions should consider the rapid growth plans of the Company, the substantial increase in the projected number of residences scheduled to open and the resulting operating losses associated with such openings, and the Company's decision to own a large majority of its residences rather than enter into a significant off-balance-sheet financing arrangement employed by many of the Company's competitors, all of which negatively impact short-term earnings. The Committee recognizes that the Company must achieve a critical mass of stable residences before it can become profitable and that significant start-up losses will result until such time. As a result, the Company's short-term operating performance should be coupled with long-term positioning of the Company in establishing the executive compensation program.


     EXECUTIVE COMPENSATION COMPONENTS

     The Executive compensation program for 1997 remained consistent with 1996 and provided for a base salary, a cash profit sharing plan and periodic grants of stock options.

     BASE SALARY. Base salary is reviewed annually and may be adjusted based on individual performance, business unit performance and industry analysis and comparisons. The base salary of the Company's executive officers (other than the Chief Executive Officer) is reviewed and approved by the Committee after considering recommendations made by the Chief Executive Officer. To date, the Committee has not utilized compensation consultants, but it may do so in future years to assist the Committee with respect to industry analysis and comparisons.

     PROFIT SHARING. In 1997, the executive officers, including the Chief Executive Officer, participated in the Company's profit sharing plan together with substantially all employees of the Company. See footnote (1) of the Summary Compensation Table. To date, the Committee has not established a separate profit sharing or bonus plan for the Company's executive officers.

     STOCK OPTIONS. The purpose of the Company's 1996 Incentive Stock Plan is to attract and retain key personnel, including consultants and advisors to and directors of the Company, and to enhance their interest in the Company's continued success and to allow all employees an opportunity to have an ownership interest in the Company.

     The maximum number of Common Shares with respect to which awards may be granted under the Plan is 550,000. In 1997 the Committee granted 215,500 non-qualified stock options to key employees and directors, including the Named Executive Officers, as set forth in the Option Grants in the Last Fiscal Year table.


     COMPENSATION FOR CHIEF EXECUTIVE OFFICER

     The Compensation program for Mr. Slager, including base salary, profit sharing and stock options, was determined for 1997 using the criteria stated above for executive officers. The base salary for Mr. Slager in 1997 was established at the time of the Company's initial public offering in 1996 and did not change in 1997.

     Stock options were granted to Mr. Slager at 100% of the fair market value of the Company's Common Shares on November 11, 1997, the date of grant. The Committee considered the number of unexercised options already held by Mr. Slager and competitive practices in determining the number of options to grant to Mr. Slager in 1997. Limited by the number of options available for grant under the Company's 1996 Incentive Stock Plan, the Committee believes the cumulative unexercised options held by Mr. Slager are substantially below the number of options held by other chief executive officers in the assisted living marketplace. The compensation opportunity in the form of stock options to Mr. Slager will not result in value to him unless the financial performance of the Company improves and is reflected in a higher price for the Company's stock.

     SECTION 162(m) COMPLIANCE

     Section 162(m) of the Internal Revenue Code places certain restrictions on the amount of compensation in excess of $1,000,000 which may deducted for each executive officer. The Company intends to satisfy the requirements of Section 162(m) should the need arise.

                         SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY:

                                   John S. Christie
                                   Bernadine P. Healy
                                   David H. Hoag
                                   John H. McConnell


              SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Ownership of and transactions in the Common Shares of the Company by executive officers, directors and persons who own more than 10% of the Common Shares are required to be reported to the SEC pursuant to Section 16 of the Securities Exchange Act of 1934. Based solely on a review of the copies of reports furnished to the Company and representations of certain executive officers and directors, the Company believes that during fiscal 1997 its officers, directors and greater than 10% beneficial owners complied with such filing requirements.

                                INDEPENDENT AUDITORS

     Ernst & Young LLP, a certified public accounting firm, has served as the Company's independent auditors since 1995. It is expected that Ernst & Young LLP will be appointed as the Company's independent auditors for the 1998 fiscal year following the Annual Meeting.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

                   SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals by shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than December 11, 1998, to be included in the Company's proxy, notice of meeting and proxy statement relating to such meeting and should be mailed to Karrington Health, Inc., 919 Old Henderson Road, Columbus, Ohio 43220,
Attention:  Secretary.

                                   OTHER BUSINESS

     The Board of Directors is aware of no other matter that will be presented for action at the 1998 Annual Meeting. If any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, the persons authorized under management proxies will vote and act according to their best judgments in light of the conditions then prevailing.

                                   ANNUAL REPORT

     The Company's 1997 Annual Report to Shareholders containing audited financial statements for the 1997 fiscal year is being mailed to all shareholders of record with this Proxy Statement.

                           MAP TO KARRINGTON HEALTH, INC.
                           ANNUAL MEETING OF SHAREHOLDERS
                                   COLUMBUS, OHIO

                                       [MAP]

                        HOW TO FIND THE WYNDHAM DUBLIN HOTEL

       The Wyndham Dublin Hotel is located in Metro Place North in northwest
        Columbus.  Exit 17A from I-270 at State Route 161 (heading East) and at the first traffic light turn right onto Frantz Road.  Follow for approximately 1 block to the first traffic light at Metro
         Place North.  Turn right, the hotel is 1/2 mile on the right side and is visible from I-270.

                               Tuesday, May 12, 1998
               Meeting begins at 11:00 a.m.  Doors open at 10:45 a.m.

                              The Wyndham Dublin Hotel
                       600 Metro Place North, (614) 764-2200
      For further information, call 1-800-451-5158 and ask for extension 258.

                            KARRINGTON HEALTH, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 12, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned holder(s) of common shares of Karrington Health, Inc. (the "Company") hereby constitutes and appoints Richard R. Slager and Pete A. Klisares, or either of them, the Proxy or Proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 12, 1998, at the Wyndham Dublin Hotel, at 11:00 A.M., local time, and any adjournment(s) thereof, and to vote all of the common shares which the undersigned is entitled to vote at such Annual Meeting or at any adjournment(s) thereof:

1.  To elect four directors to serve for terms of three years each.

/ / FOR election as directors of the Company of all  / / WITHHOLD AUTHORITY to vote for all of the
    of the nominees listed below (except as marked       nominees listed below.
    to the contrary below.)*

    John S. Christie   David H. Hoag   Charles H. McCreary   James V. Pickett

*(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
             A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.)
                                        ________________________________________

2. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment(s) thereof.

         (CONTINUED, AND TO BE EXECUTED AND DATED ON THE REVERSE SIDE.)

                          (CONTINUED FROM OTHER SIDE.)

    WHERE A CHOICE IS INDICATED, THE COMMON SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED OR NOT VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM NO. 1 AS DIRECTORS OF THE COMPANY. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) THEREOF OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

    ALL PROXIES PREVIOUSLY GIVEN OR EXECUTED BY THE UNDERSIGNED ARE HEREBY REVOKED. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the May 12, 1998 meeting and Annual Report to Shareholders for the fiscal year ended December 31, 1997.
                                           Dated _________________________, 1998
                                           _____________________________________
                                                Signature of Shareholder(s)
                                           _____________________________________
                                                Signature of Shareholder(s)

                                           Please sign exactly as your name
                                           appears hereon. When common shares
                                           are registered in two names, both
                                           shareholders should sign. When
                                           signing as attorney, executor,
                                           administrator, guardian or trustee,
                                           please give full title as such. If
                                           shareholder is a corporation, please
                                           sign in full corporate name by
                                           President or other authorized
                                           officer. If shareholder is a
                                           partnership, please sign in
                                           partnership name by authorized
                                           person. (Please note any change of
                                           address on this proxy.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KARRINGTON HEALTH, INC. PLEASE FILL IN, SIGN, DATE AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE.